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                                 EXHIBIT 21

               LIST OF SUBSIDIARIES OF TAYLOR CAPITAL GROUP, INC.

Cole Taylor Bank*(1)

     1965 Milwaukee Ave. Building Corp.(1)
     Cole Taylor Deferred Exchange Corp.(1)
     Cole Taylor Financial Services, Inc.(1)
     CT Car Wash I, Inc.(1)
     CT Car Wash II, Inc.(1)
     TCGRE, Inc.(1)
     Drovers Agency, Inc.(1)

CT Mortgage Company, Inc.*(2)

*Indicates direct wholly-owned subsidiary of Taylor Capital Group, Inc.

(1)State of Incorporation=Illinois
(2)State of Incorporation=Delaware